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                                                                       EX-99.2

     ANALYSTS:
     --------
     Donald J. MacLeod    David T. Lamar
     (412) 234-5601       (412) 234-4633

     MEDIA:
     -----
     Margaret Kirch Cohen
     (412) 234-0850


FOR IMMEDIATE RELEASE

MELLON ANNOUNCES COMMON STOCK REPURCHASE OF 8 MILLION
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SHARES; INCREASES COMMON DIVIDEND 10 PERCENT
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PITTSBURGH, Oct. 17, 1995 -- At its regular meeting, the board of directors of
Mellon Bank Corporation (NYSE:MEL) today authorized the repurchase of up to 8 million shares of its common stock. Mellon said it will make the repurchases from time to time in the open market or through privately negotiated transactions and, subject to market conditions, expects to complete the repurchase by March 31, 1996.

In addition to the share repurchase, the board of directors has approved a 10 percent increase in the quarterly cash dividend to 55 cents per common share. The dividend is payable on Nov. 15, l995, to shareholders of record on Oct. 31, l995. Mellon said this is its fourth common stock dividend increase in two years, with total increases of 117 percent.

"Our strategic goal is to maximize shareholder returns over the long term," said Mellon Chairman, President and Chief Executive Officer Frank V. Cahouet. "We believe that buying back our common stock and increasing our common dividend is consistent with that strategy and currently represents the best use of our excess capital."

Upon completion of the 8 million common share repurchase announced today, Mellon will have reduced through repurchases its common shares outstanding and common share equivalents by about 16 million shares, representing approximately $750 million of common equity. Mellon will have reduced through repurchases its common and preferred equity by approximately $910 million since its August 1994 merger with The Dreyfus Corporation.

                                    -more-
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Mellon Announces Stock Repurchase, Dividend Increase                      Page 2
Oct. 17, 1995


Effect of 8 Million Share Repurchase
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Mellon said it expects the 8 million share repurchase to increase annualized earnings per share by approximately 17 cents and annual return on common equity by approximately 1.7 percent. If the transaction had been completed as of July 1, 1995, annualized return on common equity for the third quarter would have increased from 18 percent to 19.7 percent.

After giving effect to the share repurchase, Mellon's capital ratios will be reduced by approximately 1 percent. Based upon its capital at Sept. 30, 1995, its common equity ratio will be reduced from 8.8 percent to approximately 7.8 percent, and its tangible common equity ratio will be reduced from 6.7 percent to approximately 5.7 percent. The Corporation's capital ratios will remain well in excess of the FDIC's well-capitalized thresholds. The Corporation's pro forma book value at Sept. 30, 1995, would be about $24.70, down from $26.13. The 8 million share repurchase will reduce the cash requirement for the Corporation's annual common dividend by approximately $18 million.

Previously Announced Share Repurchases for Stock-Based Benefit Plans/
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Other 1995 Equity Reductions
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In the fourth quarter of 1994, Mellon's board of directors authorized the repurchase of up to 3 million shares for its stock-based employee benefit plans and its dividend reinvestment plan. In July 1995, Mellon's board increased the authorization by 2.5 million shares to a total of 5.5 million shares. As of Sept. 30, 1995, the Corporation had repurchased approximately 4.3 million shares under both programs and had reissued 2.2 million of these shares to meet the requirements of its stock based benefit plans and dividend reinvestment plan. Subject to market conditions, the Corporation expects to complete the repurchase of the remaining 1.2 million shares under this authorization in the fourth quarter of 1995.

                                    -more-
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Mellon Announces Stock Repurchase, Dividend Increase                      Page 3
Oct. 17, 1995


In March 1995, Mellon completed the redemption of its $160 million Series H preferred stock. In June 1995 the Corporation purchased 3.75 million shares of Mellon common stock and warrants for an additional 4.5 million shares of common stock from American Express, for a total of $213 million. The shares and warrants were issued in connection with Mellon's 1993 acquisition of The Boston Company.

Preferred Stock Dividend
------------------------

In addition to its increased common dividend, the board of directors of Mellon Bank Corporation today also declared quarterly dividends on Mellon Series I preferred stock (NYSE: MEL Pr I) at the annual rate of $2.40 per share; Mellon Series J preferred stock (NYSE: MEL Pr J) at the annual rate of $2.125 per share; and Mellon Series K preferred stock (NYSE: MEL Pr K) at the annual rate of $2.05 per share.

Dividends on the Series I preferred stock, Series J preferred stock and Series K preferred stock also are payable on Nov. 15, l995, to shareholders of record at the close of business on Oct. 31, l995.

With balance sheet assets of approximately $42 billion and assets under management or administration of approximately $925 billion, Mellon Bank Corporation is a major financial services company headquartered in Pittsburgh; its primary subsidiary is Mellon Bank, N.A. The Corporation provides a full range of banking and investment products and services to individuals and small, midsize and large businesses and institutions. Mellon's principal mutual fund business is The Dreyfus Corporation.


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